AGREEMENT

This agreement (this “Agreement”), dated as of August 15, 2013, is made by and between Hooper Holmes, Inc. (“HH”) and Piston Acquisition, Inc. (“PAI”). Each of HH and PAI is referred to herein as a “Party” and together as the “Parties.”

WHEREAS, concurrently herewith, the Parties desire to enter into that certain Asset Purchase Agreement, by and between HH and PAI (the “APA”); and

WHEREAS, as a material inducement to PAI agreeing to enter into the APA and Gary Gelman agreeing to provide a limited guaranty in connection therewith, HH has agreed to enter into this Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which the Parties hereby acknowledge, the Parties hereby agree:

1.Claims. In the event that any Person brings any claim, action, suit or proceeding (whether or not on behalf of HH) (i) challenging the APA (or the transactions contemplated therein) or this Agreement, (ii) questioning the validity of the APA (or the transactions contemplated therein) or this Agreement, (iii) questioning HH’s authorization or ability to enter into the APA or this Agreement or (iv) any similar, related or ancillary claim, action, suit or proceeding (including any action in which any claimant asserts the invalidity of, or makes a similar claim with respect to, PAI’s title or interest in any of the assets transferred or required to be transferred to PAI under the APA) (any such claim, action, suit or proceeding being referred to herein as a “Claim”) and such Claim is not fully and finally resolved and dismissed with prejudice (and if such resolution consists of a settlement, PAI and its Affiliates and Representatives are not fully and forever released from any and all liabilities and claims related thereto) within 30 days after such Claim is first made, then, if such Claim is made before the Closing, HH shall have the option, exercisable in its sole discretion by delivery of written notice to PAI no later than the end of such 30 day period to call a shareholders meeting (a “Shareholders Meeting Election”). For clarity, nothing herein shall prohibit either PAI or HH from exercising any termination rights it may have under the APA during such 30 day period or at any other time. If HH fails to timely make a Shareholders Meeting Election in accordance with the foregoing sentence, then PAI shall have the option to either cause HH to make the Shareholders Meeting Election or to terminate the APA (a “Termination Election”).

2.Termination Election. In the event PAI makes a Termination Election, HH shall promptly, but in any event within 2 business days, pay to PAI by wire transfer of immediately available funds all of PAI’s out-of-pocket costs and expenses incurred by or on behalf of PAI in connection with entering into and performing under this Agreement and the APA and the transactions contemplated therein and herein (including, without limitation, all fees and expenses of counsel, accountants, experts and consultants) and expressly including the costs and expenses of enforcing Buyer’s rights hereunder and thereunder (collectively, “Expenses”). HH shall not take any position that any Termination Election delivered in accordance with this Agreement is ineffective, void or voidable. In the event PAI makes a Termination Election and HH complies with its obligations to pay the Expenses, the APA shall forthwith become null and void; provided, however, that nothing herein shall relieve any Party from liability for any willful or intentional breach of the APA prior to such termination.

3.Shareholders Meeting Election. In the event HH or PAI makes a Shareholders Meeting Election

3.1    Within 20 days after HH or PAI makes a Shareholders Meeting Election, HH shall establish, in accordance with applicable law and HH’s certificate of incorporation and bylaws, a record date for of a meeting of HH’s shareholders (including any adjournment or postponement thereof, the “HH Shareholders Meeting”) for the purpose of obtaining the affirmative vote of the holders of such number of outstanding shares of common stock of HH necessary to approve and adopt the APA and the transactions contemplated therein at a meeting of shareholders (the “HH Shareholder Approval”). HH shall duly convene and hold such HH Shareholders Meeting. HH shall, through its board of directors, recommend to its shareholders that the HH Shareholder Approval be given (the “HH Board Recommendation”) and shall include the HH Board Recommendation in the Proxy Statement and use its reasonable best efforts to solicit from its shareholders proxies in favor of the approval of the APA and the transactions contemplated therein. The obligation of HH to establish a record date for, duly call, give notice of, convene and hold the HH Shareholders Meeting shall not be affected by any subsequent event or occurrence.

3.2    Within 20 days after HH or PAI makes a Shareholders Meeting Election, HH shall prepare and file with the SEC in preliminary form a proxy statement relating to the HH Shareholders Meeting (such proxy statement, including any amendment or supplement and any schedules and exhibits thereof, the “Proxy Statement”). HH shall provide PAI with a reasonable opportunity to review and consult with the HH regarding the Proxy Statement (for clarity, including each amendment, supplement, schedule and exhibit thereto) prior to filing the same with the SEC, and the HH shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC.

(a)HH shall cause the Proxy Statement, and the letter to shareholders, the notice of meeting and the form of proxy provided to its shareholders therewith, in connection with the transactions contemplated in the APA (at the time that the Proxy Statement is first mailed to HH’s shareholders and at the time of the HH Shareholders Meeting) to not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and to comply, in all material respects, as to form and otherwise with the provisions of the Exchange Act and the rules and regulations of the SEC promulgated thereunder; provided, however, that the obligations of HH contained in this Section 3.2(a) shall not apply to any information supplied by PAI to HH for the express purpose of inclusion in the definitive Proxy Statement.

(b)HH shall promptly notify PAI upon the receipt of any comments (written or oral) from the SEC or any request (written or oral) from the SEC for amendments or supplements to the Proxy Statement (or any additional information), and shall provide HH with copies of all correspondence between HH and any of its Representatives on the one hand, and the SEC on the other hand, with respect to the Proxy Statement, the APA, this Agreement or the transactions contemplated therein or herein. HH shall use its reasonable best efforts to promptly provide responses to the SEC with respect to all comments received with respect to the Proxy Statement by the SEC, and HH shall cause the definitive Proxy Statement to be mailed promptly after the date the SEC staff advises that it has no further comments thereon or that HH may commence mailing the Proxy Statement.

3.3    Notwithstanding that HH or PAI has made a Shareholders Meeting Election, HH need not comply with Section 3.1 or 3.2 hereof if either PAI or HH has terminated the APA in accordance with its terms.

4.Shareholder Approval. (a) In the event that the HH Shareholder Approval is not obtained at the HH Shareholders Meeting duly convened therefor in accordance with this Agreement (including at any adjournment or postponement thereof), then each of HH and PAI shall have the right to terminate the APA upon written notice delivered to the other Party; provided, however, that HH may not terminate the APA unless, in conjunction with such termination, HH pays to PAI an amount equal to (i) $150,000 plus (ii) PAI’s Expenses (collectively, the amounts in clauses (i) and (ii) being the “Payment Amount”). In the event PAI terminates the APA pursuant to the immediately foregoing sentence, HH shall pay to PAI the Payment Amount no later than 2 business days after receipt of such termination notice. Notwithstanding the foregoing, in the event the APA is terminated pursuant to this Section 4 by either Party and within 12 months after the date of such termination, HH enters into or consummates a definitive agreement with respect to any Alternative Proposal, then, in addition to the Payment Amount, concurrently with entering into such definitive agreement, HH shall pay to PAI an additional amount (in addition to the Payment Amount) equal to $300,000 (collectively, such additional amount plus the Payment Amount being the “Total Payment Amount”).

(b)     In the event that (i) HH fails to comply with its obligations under Paragraph 3, including, without limitation, its obligation to hold the HH Shareholders Meeting or make the HH Shareholder Recommendation (but subject to Section 3.3); or (ii) a tender offer or exchange offer for shares of capital stock of HH is commenced prior to the closing of the transactions contemplated in the APA and the board of directors of HH fails to recommend against acceptance of such tender offer or exchange offer by its shareholders (including, for these purposes, by taking no position with respect to the acceptance of such tender offer or exchange offer by its shareholders, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer) within three (3) business days after commencement (or within one business day prior to the HH shareholders meeting, if earlier), then, in the event of either (i) or (ii), PAI shall have the right to terminate the APA upon written notice delivered to HH, upon which termination, HH shall pay to PAI and amount equal to the Total Payment Amount within 2 business days after receipt of such termination notice. For clarity, PAI may not recover twice under this Section 4(b) and also under Section 8.1.3(ii) of the APA.
5.Indemnity. In the event that PAI or any of its Affiliates or Representatives (each a “PAI Indemnified Person”) becomes party to or witness or other participant in, or is threatened to be made a party to or witness or other participant in, any Claim, HH shall indemnify such PAI Indemnified Person against and hold such PAI Indemnified Person harmless from any and all Expenses, judgments, fines, penalties, and amounts paid in settlement of such Claim (including all interest, assessments and other charges paid or payable in connection with or in respect of such Expenses, judgments, fines, penalties or amounts paid in settlement). Each PAI Indemnified Person shall have the right to assume control of the defense, investigation and settlement of any Claim with counsel of its choice which such counsel shall be reasonably acceptable to HH, at HH’s sole expense. The Parties shall reasonably cooperate with one another in such defense. Neither any PAI Indemnified Person nor HH shall settle any Claim without the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed. If so requested in writing by any PAI Indemnified Person, HH shall advance, within 3 business days of receipt of such request, any and all Expenses incurred by such PAI Indemnified Person in connection with the investigation, defense, settlement or appeal of any Claim. In the event and to the extent that it is determined by a court of appropriate jurisdiction pursuant to a final, unappealable judgment that such PAI Indemnified Person is not entitled to be indemnified hereunder, HH shall be entitled to be reimbursed by such PAI Indemnified Person for all such amounts theretofore paid (without interest). The rights of any PAI Indemnified Person hereunder shall be in addition to any other rights available to such PAI Indemnified Person under applicable law or the APA (but without duplication of payments), provided, that in the event of conflict between the terms of this Agreement and the APA, it is the Parties’ mutual intent that such agreements be interpreted in such a manner as to provide to the PAI Indemnified Persons the greatest and broadest scope and coverage of indemnification. All PAI Indemnified Persons are express third party beneficiaries under this Agreement.

6.Payments. All payments under this Agreement shall be made by wire transfer of immediately available funds to an account designated in writing by PAI. PAI has the express right to offset any and all amounts owed to it by HH under this Agreement against any and all amounts that it or its Affiliates may owe to HH.

7.Notices. All notices under this Agreement shall be (a) in writing, (b) delivered by personal delivery, facsimile transmission (to be followed promptly by written confirmation mailed by certified mail as provided below) or sent by overnight courier service, (c) deemed to have been given on the earliest of: the date of personal delivery, the date of transmission and receipt of facsimile transmissions, or the next business day if delivered by overnight courier, and (d) addressed as follows:

If to HH:

Hooper Holmes, Inc.
170 Mt. Airy Road
Basking Ridge, New Jersey 07920
Attention: Henry E. Dubois, President
Facsimile: (908) 953-6304
with copies to (which shall not constitute notice):
Sills Cummis & Gross P.C.
30 Rockefeller Plaza
New York, New York 10112
Attention: David E. Weiss
Tel: (212) 500-1579
Facsimile: (212) 643-6500

If to PAI:

Piston Acquisition, Inc.
One Jericho Plaza
Jericho, New York 11753
Attention: Gary Gelman
Tel: (516) 822 6230

with copies to (which shall not constitute notice):
Munger, Tolles & Olson LLP
355 South Grand Avenue, 35th Floor
Los Angeles, CA 90071
Attention: Maria Seferian
Tel: (213) 683-9198
Facsimile: (213) 683-4098

or to any such other Persons or addresses as the Parties may from time to time designate in a writing delivered in accordance with this Section 7.

8.Misc. HH may not assign this Agreement without PAI’s prior written consent. PAI may assign this Agreement in whole or in part to any Affiliate. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement represents the entire understanding and agreement between HH and PAI with respect to the subject matter hereof. Any provision of this Agreement that is held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, shall be ineffective only to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof; provided, that the Parties will attempt in good faith to reform this Agreement in a manner consistent with the intent of any such ineffective provision for the purpose of carrying out such intent. The Parties acknowledge and agree that money damages would not be a sufficient remedy for any breach of this Agreement by a Party, that the Parties would suffer irreparable harm as a result of any such breach, and that, in addition to all other remedies available under this Agreement or at law or in equity, the Parties shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach or threatened breach. This Agreement may be signed in any number of counterparts with the same effect as if the signature on each such counterpart were upon the same instrument, and a facsimile or portable document format (pdf) transmission shall be deemed to be an original signature for all purposes under this Agreement. This Agreement has been negotiated by HH and PAI and their respective legal counsel, and legal or equitable principles that might require the construction of this Agreement or any provision of this Agreement against the Party drafting this Agreement shall not apply in any construction or interpretation of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. This Agreement shall be governed in accordance with the laws of the State of New York, without regard to the choice of law principles. The Parties hereby submit to the exclusive jurisdiction of any court of the State of New York or any federal court sitting in the City of New York, New York County.

9.Definitions

9.1    “Person” means any individual, corporation, limited liability company, partnership, company, sole proprietorship, joint venture, trust, estate, association, organization, governmental authority or other entity.

9.2    “Affiliate” means with respect to a Person, any Person directly or indirectly controlling, controlled by or under common control with such first-specified Person. For purposes of this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or interests, by contract or otherwise.

9.3    “Representative” means, with respect to any Person, such Person’s and such Person’s Affiliates’ respective officers, directors, employees, agents, advisors, attorneys, and other representatives

9.4    “Alternative Proposal” means any proposal or offer from any Person or group (as defined under Section 13(d) of the Exchange Act) (other than Buyer) relating to, in a single transaction or series of related transactions, and whether or not pursuant to a bankruptcy or similar proceeding, any (i) acquisition of any assets or properties used or held for use in HH’s “Portamedic” business, (ii) acquisition of all or substantially all of the assets of HH; (iii) acquisition of twenty-five percent (25%) or more of any class of capital stock or other equity securities of HH, (iv) tender offer or exchange offer that, if consummated, would result in any Person or group beneficially owning twenty-five percent (25%) or more of any class of capital stock or other equity securities of HH or (v) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving HH or any of its subsidiaries.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed by HH and PAI as of the date first above written.

HOOPER HOLMES, INC.
By:     /s/ Henry E. Dubois
Name:     Henry E. Dubois
Title:     President and CEO

IN WITNESS WHEREOF, this Agreement has been duly executed by HH and PAI as of the date first above written.

PISTON ACQUISITION, INC.
By:     /s/ Gary Gelman
Name:     Gary Gelman
Title:     Executive Chairman and Secretary